Exhibit 99.1

Pinnacle Airlines & PACE release Joint Statement

Memphis, Tenn. February 26, 2004 -- Pinnacle Airlines, Inc., a wholly owned subsidiary of Pinnacle Airlines Corp. (NASDAQ: PNCL), and Paper, Allied-Industrial Chemical & Energy Workers International Union ("PACE") are pleased to announce that they reached a tentative agreement today on an initial contract for Pinnacle's Fleet and Passenger Service employees. The agreement is subject to ratification by the employees.

"We are very pleased to have reached this tentative agreement with PACE. We would like to thank the negotiating committee which worked very hard to achieve this result," said Phil Trenary, President and CEO of Pinnacle.

Lloyd Walters, International Vice-President of PACE and the Union's lead negotiator said, "We believe the tentative agreement is a win-win for the Company and the Union. We look forward to presenting the contract to the employees for their approval in the ratification process."

The parties expect the ratification vote to occur in March.

For further information, please contact Philip Reed, Vice-president of Marketing at Pinnacle Airlines at 901-348-4257 or via e-mail at preed@nwairlink.com. At PACE, please contact Lloyd Walters at 615-585-0850.

Pinnacle Airlines, Inc., operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. Pinnacle operates an all-jet fleet of Canadair 44 and 50-seat Regional Jets from Northwest hubs at Detroit, Memphis and Minneapolis - St. Paul. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs more than 2,400 People. For further information, visit our web-site at www.nwairlink.com.

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.

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